EXHIBIT 10.5

LETTER LOAN AGREEMENT

March 15, 2012

TIB-The Independent BankersBank

350 Phelps Drive

Irving, Texas 75038

Attention.	Tandy L. Hix
Senior	Vice President

Gentlemen:

The undersigned, INDEPENDENT BANK GROUP, INC. (the “Borrower”), with its mailing address located at the address set forth on the signature page hereof, has requested that TIB-The Independent BankersBank (the “Lender”) extend a loan (the “Loan”) to Borrower to be evidenced by Borrower’s Promissory Note dated March 15, 2012 in the principal sum of $7,000,000.00, payable to the order of Lender as therein specified (the “Note”). The Note and all renewals, extensions and rearrangements thereof, are hereinafter referred to as the “Note.” In consideration of Lender making the Loan, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower agrees with Lender as follows:

1. Definitions. As used in this Letter Loan Agreement (the “Agreement”), the following terms have the following meanings:

“Advances” means advances made under the Note in accordance with Section 5 below.

“Bank” means Independent Bank—McKinney, a Texas state banking association.

“Book Value” means, at any time for any share of common stock of Bank, Equity Capital divided by the total number of shares of common stock of Bank outstanding at such time.

“Business Day” means any day on which commercial banks are not authorized or required to close in Irving, Dallas County, Texas.

“Classified Assets” means, at any particular time, all assets of Bank classified as “Loss,” “Doubtful,” or Substandard” or in any equivalent category by Bank or any governmental or regulatory authority.

“Collateral” means 985,930 shares (i.e., 100%) of the Common Stock of Independent Bank—McKinney, McKinney, Texas.

“Debt” means as to any Person at any time (without duplication): (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business which are not past due by more than ninety (90) days unless such trade accounts payable are being contested in good faith by appropriate proceedings, (iv) all obligations of such Person under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes, (v) all obligations of such Person under guaranties, endorsements (other than for collection or deposit in the ordinary course of business), assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, any obligation or indebtedness of any other Person, or any other obligation, contingent or otherwise, of such Person directly or indirectly protecting the holder of any obligation or indebtedness of any other Person against loss (whether by partnership arrangements, agreements to keep-well, to purchase assets, goods, securities, or services, to take-or-pay or otherwise), (vi) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, (vii) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments, and (viii) all liabilities of such Person in respect of unfunded vcsted benefits under any employee benefit plan of Borrower or any Subsidiary, but except as described in item (viii) above, Debt does not include any indebtedness of Bank or any other Subsidiary of Borrower.

“Equity Capital” means, at any particular time, the total equity capital of the Bank determined in accordance with the Instructions (the “Call Report Instructions”) to the Reports of Condition and Income (“Call Reports”) as most recently promulgated by the Federal Financial Institutions Examination Council (“FFIEC”).

“Event of Default” has the meaning specified in Section 10.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Lien” means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Loan Documents” means this Agreement and all promissory notes, pledge agreements, guaranties, and other instruments, documents, and agreements now or hereafter executed and delivered pursuant to or in connection with this Agreement and any future renewals, extensions, and amendments hereto or thereto.

“Maximum Rate” means the maximum rate of nonusurious interest permitted from day to day by applicable law.

“Non-Performing Assets” means Non-Performing Loans, and other real estate and other assets which are owned due to foreclosure or as a result of the exercise of legal remedies where such real estate or other assets were mortgaged or taken as security for loans.

“Non-Performing Loans” means loans on nonaccrual, loans deemed troubled debt restructurings under Statement of Financial Accounting Standards No. 15, and loans which have been past due for ninety (90) days or more.

“Obligated Party” means any Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations or any part thereof.

“Obligations” means all obligations, indebtedness, and liabilities of Borrower to Lender, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, including, without limitation, the obligations, indebtedness, and liabilities of Borrower under this Agreement, the Note, and the other Loan Documents, and all interest accruing thereon and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof

“Person” means any individual, corporation, business trust, association, company, partnership, joint venture, or other entity.

“Pledge Agreement” means the Pledge Agreement of Borrower in favor of Lender of even date herewith, as the same may be amended, supplemented, or modified.

“Pledged Stock” has the meaning specified in Section 3(a).

“Primary Capital” means the sum of Equity Capital plus one hundred percent (100%) of the Bank’s allowances for possible loan and lease losses.

“Return on Assets” means, for the applicable reporting period, the ratio, expressed as a percentage, of Bank’s net income after taxes to Bank’s Total Assets, determined at the end of the applicable reporting period being analyzed.

“Subsidiary” means any corporation or bank of which more than fifty percent (50%) of the issued and outstanding securities having ordinary voting power for the election of a majority of directors is owned or controlled, directly or indirectly, by Borrower, by Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Tangible Equity Capital” means Equity Capital less Goodwill and Other Intangible Assets of the Bank determined in accordance with the Instructions (the “Call Report Instructions”) to the Reports of Condition and Income (“Call Reports”) as most recently promulgated by the Federal Financial Institutions Examination Council.

“Total Assets” means, at any particular time, all amounts which, in conformity with GAAP, would be included as assets on a balance sheet of Bank less (1) allowances for loan and lease losses, and (ii) goodwill and other intangible assets.

2. Repayment of Loan. Borrower shall repay the Loan, plus accrued interest thereon, as provided in the Note. All payments of principal, interest and other amounts to be paid under this Agreement, the Note, and the other Loan Documents shall be made to Lender at its office at 350 Phelps Drive, Irving, Texas 75038, in lawful currency of the United States of America and in immediately available funds. Whenever any payment hereunder or under the Note shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day and interest shall continue to accrue during such extension. Borrower may prepay the Note in whole or part at any time without premium or penalty, but with accrued interest to the date of prepayment on the amount so prepaid, provided that partial prepayments shall be applied to the principal of the Loan in the inverse order of the required principal payments set forth in the Note and below. Lender shall have no obligation or commitment to renew the Loan. Lender will, however, consider renewing the Loan if (i) the financial condition of Borrower and Bank is satisfactory to Lender, in its sole discretion, (ii) no Event of Default, and no event that with the giving of notice or lapse of time or both would constitute an Event of Default, shall have occurred and be continuing, and (iii) Borrower shall have made quarterly payments of all principal and accrued interest on the Loan during the term of the Loan, in accordance with the Note.

3. Collateral. To secure full and complete payment and performance of the Obligations, Borrower shall execute and deliver or cause to be executed and delivered the documents described below covering the collateral described in this Section (which, together with any other property and collateral which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”):

(a) Borrower shall grant to Lender a security interest in all of the common capital stock of the Bank, now owned or hereafter acquired by Borrower and all products and proceeds thereof, pursuant to the Pledge Agreement (the “Pledged Stock”). Lender shall retain possession of the certificate or certificates representing the Pledged Stock, together with stock powers duly executed in blank by Borrower,

(b) Borrower shall execute and cause to be executed such further documents and instruments, including, without limitation, Uniform Commercial Code financing statements, as Lender, in its sole discretion, deems necessary or desirable to evidence and perfect its liens and security interests in the Collateral.

4. Distributions. If Borrower shall be entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or distribution in connection with any reclassification, increase, or reduction of capital, or issued in connection with any reorganization), option or rights, whether as an addition to, in substitution of, or in exchange for any shares of any Pledged Stock, Borrower agrees to accept the same as Lender’s agent and to hold the same in trust on behalf of and for the benefit of Lender and to deliver the same forthwith to Lender in the exact form received, with the endorsement of Borrower where necessary and/or appropriate undated stock powers duly executed in blank, to be held by Lender, subject to the terms of the Pledge Agreement, as additional Collateral.

5. Omitted.

6. Conditions Precedent. The obligation of Lender to fund the Loan is subject to the condition precedent that Lender shall have received on or before the day of the making of the Loan all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to Lender (provided, however, that such requirements are waived if previously submitted to Lender and such are still true, correct, and complete versions):

(a) Articles of Incorporation of Borrower. The articles of incorporation of the Borrower certified by the Secretary of State of Texas, and dated within ten (10) days prior to the Closing Date, together with any authorizations to do business in the state where Bank is located, if required by applicable law.

(b) Bylaws. The Bylaws of the Borrower certified by an officer of Borrower.

(c) Certificate of Secretary and Incumbency. Resolutions of the Board of Directors of Borrower, certified by an officer, which authorizes the execution, delivery and performance of this Agreement, the Note, and the other Loan Documents, together with, if requested, a certificate of incumbency certifying the names of the officers of Borrower authorized to sign this Agreement, the Note, and the other Loan Documents, together with specimen signatures of such officers.

(d) Existence/Good Standing/Authority. Certificate of Borrower as to the existence and good standing of Borrower, and certifying as to the authority documents of Borrower.

(e) Articles of Association and Bylaws. The articles of association and bylaws of Bank certified by the Secretary of Bank.

(f) Note. The Note executed by Borrower.

(g) Pledge Agreement. The Pledge Agreement executed by Borrower.

(h) Pledged Stock. The certificates representing the Pledged Stock, accompanied by stock powers duly executed in blank by Borrower, which Lender acknowledges it already holds.

(i) Additional Information. Such additional documents, instruments, and information as Lender or its legal counsel, Basinger, Leggett, Clemons, Bowling, Shore & Crouch, PLLC, may request.

7. Representations and Warranties. To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender that:

(a) Borrower (i) is a corporation duly organized validly existing, and in good standing under the laws of Texas: (ii) has all requisite corporate power to own assets and carry on its business as now being or as proposed to be conducted: and (iii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a material adverse effect on its business, financial condition, or operations. Borrower has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party. The Bank is a Texas Banking Association duly organized, validly existing, and in good standing under the applicable laws of Texas and the United States.

(b) The borrowing hereunder and the execution, delivery and performance by Borrower of this Agreement. the Note and the other Loan Documents have been duly authorized by all necessary action of Borrower and are not in contravention of any law, rule or regulation or of the terms of any agreement or instrument to which such Person is a party or by which it may be bound or of that Person’s articles of incorporation or bylaws.

(c) This Agreement, the Note and the other Loan Documents to which Borrower is a party, when delivered, shall constitute the legal, valid, and binding obligation of Borrower, enforceable against Borrower, as the case may be, in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights.

(d) Each financial statement of Borrower and Bank herewith or heretofore delivered to Lender was prepared in conformity with GAAP and truly disclosed Person’s financial condition (including all of Person’s contingent liabilities) as of the date thereof and the results of its operations for the period covered thereby, and there has been no material adverse change in Borrower’s or Bank’s financial condition and operations subsequent to the date of the most recent financial statement of Borrower and Bank delivered to Lender.

(e) No litigation or governmental proceeding is pending, or, to the knowledge of Borrower, threatened against or affecting Borrower or Bank, which may result in any material adverse change in Borrower’s or Bank’s business, properties or operations.

(f) Other than to Lender, Borrower has no Debt except as described on Schedule 1 hereto. Other than those granted to Lender and as set forth on Schedule 1 hereto none of Borrower’s or Bank’s assets are subject to an Lien except for Liens on the Bank’s assets granted in the ordinary course of its business, consistent with its past practices. Borrower owns, and with respect to Collateral acquired after the date hereof, Borrower will own, legally and beneficially, the Collateral free of any lien or claim or any right or option on the part of any third party to purchase or otherwise acquire the Collateral or any part thereof, except for the security interest granted to Lender pursuant to the Pledge Agreement. The Collateral is not subject to any restriction on transfer or assignment except for compliance with applicable federal and state securities laws and regulations promulgated thereunder. Borrower has the unrestricted right to pledge the Collateral as contemplated by the Loan Documents. All of the Collateral has been duly and validly issued and is fully paid and nonassessable. The authorized capital stock of the Bank is 985,930 shares of common stock, of which 985,930 shares are issued and outstanding. All of the outstanding capital stock of the Bank has been validly issued, is fully paid, and is non-assessable. The Pledged Stock constitutes one hundred percent (100%) of the issued and outstanding shares of common capital stock of the Bank. There are no existing subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no existing Debt, securities, or other instruments convertible into or exchangeable for, capital stock of the Bank.

(g) No certificate or statement herewith or heretofore delivered by Borrower to Lender in connection herewith, or in connection with any transaction contemplated hereby, contains any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained therein from being misleading.

(h) Borrower has no Subsidiaries except as disclosed on Schedule 2 attached hereto.

(i) No authorization, approval, or consent of, and no filing or registration with, any court, governmental authority, or third party is or will be necessary for the execution, delivery, or performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party or the validity or enforceability thereof.

(j) Neither Borrower nor any Subsidiary is in violation in any material respect of any law, rule, regulation, order, or decree of any court, governmental authority, or arbitrator or any agreement to which such Person is a party.

8. Affirmative Covenants. Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any commitment hereunder, Borrower will observe and perform the following positive covenants, unless Lender shall otherwise consent in writing:

(a) Borrower will keep and cause Bank to keep adequate books and records, in accordance with GAAP, of all of its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and, at Lender’s request, make such books and records available for Lender’s inspection and permit Lender to make and take away copies thereof

(b) Borrower will furnish to Lender as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, a copy of the annual audit report of Borrower and Bank for such fiscal year containing, on a consolidated and unconsolidated basis, balance sheets, statements of income, statements of retained earnings, statements of changes in financial position, and cash flows as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to Lender, to the effect that such report has been prepared in accordance with GAAP.

(c) When the reports described in subsection (f) below are delivered, Borrower will furnish to Lender a certificate of the Chief Executive Officer or Chief Financial Officer of Borrower stating that to the best of such officer’s knowledge, no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and showing in reasonable detail the calculations demonstrating compliance with Sections 8(s), 8(aa), 9(a), 9(b), 9(i), and 9(p) hereof.

(d) Promptly, and in any event within forty-five (45) days after the close of each quarterly period of each fiscal year of Borrower, or within such further time as Lender may permit, Borrower will furnish to Lender a copy of Borrower’s most recent Federal Reserve Forms Y-9.

(e) Promptly, and in any event, prior to January 31 of each and every year during the term of the Loan (including renewals, modifications, and/or extensions thereof), Borrower shall and shall cause Bank to create and deliver to Lender an annual budget for the upcoming year, such budget to include projected cash flow information and a pro forma balance sheet.

(f) As soon as available, and in any event within sixty (60) days after the end of each fiscal quarter, Borrower will deliver to Lender copies of Bank’s Call Reports as filed with Federal Deposit Insurance Corporation and/or the Texas State Banking Department.

(g) As soon as available, and in any event within thirty (30) days after the end of each calendar quarter, Borrower will furnish to Lender a report identifying the Classified Assets of Bank.

(h) As soon as available, and in any event within sixty (60) days after the end of each calendar quarter, Borrower will furnish a copy to Lender of Bank’s Uniform Bank Performance Report prepared by and/or filed with the FFIEC.

(i) As soon as available, Borrower will furnish to Lender one copy of each financial statement, report, notice, or proxy statement sent by Borrower or Bank to its stockholders generally and one copy of each regular, periodic or special report, registration statement, or prospectus filed by Borrower with any securities exchange or the Securities and Exchange Commission or any successor entity, and any material order issued by any court, governmental authority, or arbitrator in any proceeding to which Borrower or Bank is a party.

(j) Omitted.

(k) Borrower will promptly inform Lender of any litigation against Borrower or Bank or affecting any of Borrower’s or Bank’s property, if such litigation or potential litigation might, in the event of an unfavorable outcome have a material adverse effect on Borrower’s or Bank’s financial condition or might cause an Event of Default.

(l) Borrower will promptly furnish to Lender, at Lender’s request and within Lender’s sole discretion, such additional financial or other information concerning the assets, liabilities, operations and transactions of Borrower and/or Bank as Lender may from time to time request.

(m) Borrower will promptly pay when due any and all taxes, assessments and governmental charges upon Borrower or Bank or against any of Borrower’s or Bank’s property unless the same is being contested in good faith by appropriate proceedings and reserves deemed adequate by Lender have been established therefor.

(n) Borrower will promptly pay all lawful claims, whether for labor, materials or otherwise, which could, if unpaid, become a lien or charge on any property or assets of Borrower or Bank, unless and to the extent only that the same are being contested in good faith by appropriate proceedings and reserves deemed adequate by Lender have been established therefor.

(o) Borrower will maintain its and Bank’s existence and promptly comply and cause Bank to promptly comply with all laws, statutes, ordinances, governmental regulations, agreements, contracts, and instruments applicable to or binding upon it or to any of its properly, business, operations and transactions.

(p) Borrower will maintain, and cause Bank to maintain, with financially sound and reputable insurance companies or associations, insurance of the kinds, covering the risks and in the relative proportionate amounts, usually carried by companies engaged in businesses similar to that of Borrower and Bank (such insurance to be in any event in such amounts and covering such risks as shall be satisfactory to Lender), and, at Lender’s request, deliver to Lender evidence of the maintenance of such insurance.

(q) As soon as available, and in any event within thirty (30) days after each meeting of the Board of Directors of Bank, Borrower will cause Bank to furnish to Lender the directors’ report from such meeting including the minutes thereof.

(r) Borrower will preserve and maintain all licenses, privileges, franchises, certificates and the like necessary for the operation of its business.

(s) Borrower will cause Bank at all times to maintain Tangible Equity Capital of at least $90,000,000.00.

(t) Borrower will cause Bank to maintain at all times a liquidity position determined by the ratio of total deposits to total loans which is in accordance with the guidelines recommended by applicable federal bank regulatory authorities and is deemed satisfactory at each regulatory examination of the Bank.

(u) Borrower will cause Bank to maintain federal deposit insurance and to be a member of the Federal Deposit Insurance Corporation.

(v) Borrower will notify Lender, within five (5) days of the occurrence thereof, of the occurrence of an Event of Default or event which with the giving of notice or lapse of time or both would constitute an Event of Default.

(w) If an Event of Default has occurred and is continuing, Borrower will permit and cause Bank to permit a representative of Lender to attend all meetings of the board of director of Borrower and Bank, whether regular meetings or specially called meetings, but may exclude such Persons from parts of such meeting at which information subject to Borrower’s or Bank’s attorney-client privilege is discussed.

(x) Borrower will promptly, and in no event later than ten (10) days following Borrower’s receipt of notice thereof, furnish to Lender written notice of (i) the issuance of any notice of charges, cease-and-desist order (temporary or otherwise) or other order or notice to take affirmative action by any governmental or regulatory authority against Borrower or Bank or any director, officer, employee, agent, or other person participating in the conduct of the affairs of Borrower or Bank, (ii) the service of any notice of intention to remove from office or notice of intention to suspend from office by any governmental or regulatory authority upon any director or officer of Borrower or Bank, (iii) the issuance of a notice of termination of the status of Bank as an insured bank under the Federal Deposit Insurance Corporation Act, as amended, or (iv) the entry into any agreement or memorandum of understanding between any governmental or regulatory authority and Borrower or Bank or any director, officer, employee, agent, or other person participating in the conduct of the affairs of Borrower or Bank.

(y) Omitted.

(z) If Lender in its sole discretion believes that it is advisable that the loan portfolio of Bank should be reviewed during any year during the term of the Loan, Borrower will provide or cause to be provided to Lender a third party loan review of Bank’s loan portfolio conducted by an independent third party acceptable to Lender, such review to begin within ninety (90) days after Lender’s written request therefor. Borrower shall provide such reviews annually if Bank is the subject of any regulatory action or agreement described in Section 8(x) hereof.

(aa) Borrower shall cause Bank to maintain, per calendar quarter on an annualized basis, a minimum ratio of net income after taxes divided by Average Total Assets of not less than one percent (1.0%).

(bb) Borrower shall maintain (on a consolidated basis) and shall cause the Bank to maintain such capital as necessary to cause the Bank’s Total Risk-Based Capital to be 10% or greater.

9. Negative Covenants. Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any commitment hereunder, Borrower will perform and observe the following negative covenants, unless Lender shall otherwise consent in writing:

(a) Except for Debt to Lender and for Debt disclosed on Schedule 1, Borrower will not incur, create or assume any material Debt;

(b) Borrower will not permit any change in Control of Borrower to occur (for purposes hereof, “Control” shall mean the power to vote at least twenty-five percent (25%) of any voting stock of Borrower, respectively);

(c) Except for any security interests granted to Lender in connection with the Prior Note (as defined in the Pledge Agreement), Borrower will not incur, create, assume, or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except Liens in favor of Lender (provided, however, that the foregoing shall not apply to Liens for taxes which are not delinquent or which are being contested in good faith, mechanic’s and materialmen’s liens with respect to obligations which are not overdue or which are being contested in good faith, and Liens resulting from deposits to secure the payments of workers’ compensation or other social security or to secure the performance of bids or contracts in the ordinary course of business);

(d) Borrower will not reorganize, merge, consolidate with, or permit Bank to reorganize, merge, or consolidate with, or acquire all or substantially all of the assets of, any other company, firm or association, or make any other substantial change in its capitalization or character of its business;

(e) Borrower will not declare or pay any dividends to its shareholders when an Event of Default (or an event which, with the giving of notice or the passage of time or both, would constitute a default) exists;

(f) Borrower will not permit Bank to sell, lease, or otherwise dispose of any of its assets used or useful in its business, except in the regular course of business for reasonably equivalent consideration;

(g) Omitted;

(h) Borrower will not permit the Classified Assets of Bank to at any time exceed fifty percent (50%) of the Primary Capital of Bank;

(i) Borrower will not permit the ratio of Bank’s Tangible Equity Capital to its Total Assets to at any time be less than the greater of six and one-half percent (6.5%), tracked on a quarterly basis;

(j) Borrower will not permit Bank to enter into any speculative activities or securities hedging;

(k) Omitted;

(l) Borrower will not prepay any Debt except the Obligations;

(m) Borrower will not make, and will not permit Bank to make, any change in accounting treatment or reporting practices, except as required by GAAP or regulatory requirements; and

(n) Omitted.

(o) Omitted.

10. Event of Default. Each of the following shall be deemed an “Event of Default”:

(a) Borrower shall fail to pay within five (5) days of when due the Obligations or any part thereof.

(b) Any regulatory authority issues a cease and desist order against the Bank.

(c) Any representation or warranty made or deemed made by the Borrower, Bank, or any Obligated Party in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

(d) Except for (i) failures otherwise enumerated in this Section 10 or (ii) provisions herein which already provide for a notice or cure period, Borrower, Bank, or any Obligated Party shall fail to perform, observe, or comply with any covenant, agreement or term contained in this Agreement or any other Loan Document, and such failure continues for thirty (30) days after written notice by Lender to Borrower.

(e) Borrower, Bank, or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, conservator, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in such a proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

(f) An involuntary proceeding shall be commenced against the Borrower, Bank, or any Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, conservator, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days.

(g) Borrower, Bank, or any Obligated Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding involving an amount in excess of Fifty Thousand Dollars ($50,000.00) against any of its assets or properties, unless such proceeding is being contested diligently and in good faith and adequate reserves have been established.

(h) Borrower, Bank, or any Obligated Party shall fail to satisfy and discharge promptly any judgment against it for the payment of money in an amount in excess of Fifty Thousand Dollars ($50,000.00) unless such judgment is being contested diligently and in good faith and adequate reserves have been established.

(i) Borrower, Bank, or any Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations) or other debts or obligations of such parties exceeding Twenty-Five Thousand Dollars ($25,000.00), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred and be continuing that, with the giving of notice or lapse of time or both, would permit any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(j) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower or any of Borrower’s shareholders, or Borrower shall deny that it has any further liability or obligation under any of the Loan Documents.

(k) Borrower shall fail, at any time, to own directly or indirectly and have pledged to Leader at least 100% of the issued and outstanding shares of common capital stock of Bank, or such security interest in favor of Lender shall at any time fail to be a first priority perfected lien and security interest.

11. Rights of Lender. Upon the occurrence of an Event of Default, Lender may without notice terminate its commitment to lend hereunder and declare the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, or protest, all of which are hereby expressly waived; provided, however, that upon the occurrence of an Event of Default under Section 10(e) or Section 10(f), the commitment of Lender to lend hereunder shall automatically terminate, and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, or protest, all of which are hereby expressly waived, Upon the occurrence of any Event of Default, Leader may exercise all rights and remedies available to it in law or in equity. under the Loan Documents or otherwise.

12. Maximum Interest Rate. No provision of this Agreement or of the Note shall require the payment or the collection of interest in excess of the maximum permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in the Note or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither Borrower nor the sureties, successors, or assigns of Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for use, forbearance, or detention of sums loaned pursuant hereto. In the event Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall he applied as a payment and reduction of the principal of the indebtedness evidenced by the Note; and, if the principal of the Note has been paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable exceeds tile Maximum Rate, Borrower and Lender shall to the extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Note so that interest for the entire term does not exceed the Maximum Rate.

13. Applicable Law. This Agreement and all other documents and instruments executed pursuant hereto or in connection herewith and the transactions contemplated hereby are made and performable in Dallas County, Texas and shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America.

14. Severability. The unenforceability of any provision of this Agreement shall not affect the enforceability or validity of any other provision hereof.

15. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

16. Miscellaneous. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of Lender, and then shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower n any case shall, of itself, entitle Borrower to any other or further notice or demand in similar or other circumstances. No delay or omission by Lender in exercising any power or right hereunder shall impair any such right or power or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such power preclude other or further exercise thereof, or the exercise of any other right or power hereunder. All rights and remedies of Lender hereunder are cumulative of each other and of every other right or remedy which Lender may otherwise have at law or in equity or under any other contract or document, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies. All accounting terms not specifically defined herein shall be construed in accordance with GAAP on the basis used by Borrower in prior years. This Agreement is binding upon Borrower, its successors and assigns, and inures to the benefit of Lender, its successors and assigns; provided, however, that Borrower may not assign its rights or obligations hereunder without Lender’s prior written consent.

17. Expenses of Lender. Borrower agrees to pay on demand all reasonable costs and expenses incurred by Lender in connection with the preparation, negotiation, and execution of this Agreement and the other Loan Documents. Borrower agrees to pay on demand all reasonable costs and expenses incurred by Lender in connection with any and all amendments, modifications, and supplements to this Agreement and the other Loan Documents, including without limitation the reasonable costs and fees of Lender’s legal counsel, and all costs and expenses incurred by Lender in connection with the enforcement or preservation of any rights under this Agreement or any other Loan Document, including without limitation the reasonable costs and fees of Lender’s legal counsel.

18. INDEMNIFICATION. BORROWER HEREBY INDEMNIFIES LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (i) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (ii) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (iii) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, OR (iv) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING. Without limiting any provision of this agreement or of any other loan document, it is the express intention of the parties hereto that each person to be indemnified under this section shall be indemnified from and held harmless against any and all losses, liabilities, claims, damages, penalties, judgments, costs, and expenses (including attorney’s fees) arising out of or resulting from the sole or contributory negligence of the person to be indemnified.

19. Limitation of Liability. Neither Lender nor any affiliate, officer director, employee, attorney, or agent of Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

20. No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower’s shareholders or any other Person.

21. Lender Not Fiduciary. The relationship between Borrower and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtor and creditor.

22. Equitable Relief. Borrower recognizes that in the event Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Lender. Borrower therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

23. Participations. Lender shall have the right at any time and from time to time to grant participations in the Note and any other Loan Documents, but Lender will at all times retain at least fifty percent (50%) of the principal balance of the Note outstanding, and Lender will not sell participations or other interests in the Loan to any hank that might compete with Bank without Borrower’s authorization. Each participant shall be entitled to receive all information received by Lender regarding the creditworthiness of Borrower, including without limitation, information required to be disclosed to a participant pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the participant is subject to the circular or not).

24. Notices. All notices and other communications provided for in this Agreement and the other Loan Documents to which Borrower is a party shall be given or made by telex, telegraph, telecopy, cable, or in writing and telexed, telecopied, telegraphed, cabled, mailed by certified mail return receipt requested, or delivered to the intended recipient at the Address for Notices” specified below its name on the signature pages hereof; or, as to any party at such other address as shall be designated by such party in a notice to the other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopy, subject to telephone confirmation of receipt, or delivered to the telegraph or cable office, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, when duly deposited in the mails, in each case given or addressed as aforesaid.

25. Defined Terms. Defined terms (i.e., terms delineated with capital letters) not otherwise defined herein shall be given the meanings commonly ascribed to them by the FFIEC, FDIC, state banking authorities, or other authority, as reasonably determined by Lender.

26. Entire Agreement. THIS AGREEMENT, THE NOTE, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO, THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions of this Agreement and the other Loan Documents to which Borrower is a party may be amended or waived only by an instrument in writing signed by the parties hereto.

27. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

28. Confidentiality. The Lender and any loan participants agree that it will not disclose without the prior written consent of the Borrower (other than to its employees, auditors, accountants, or counsel or any of its affiliates) any information with respect to the Borrower or its Subsidiaries which is furnished to it pursuant to this Agreement or any other Loan Document and which (i) the Borrower in good faith considers to be confidential, and (ii) is either clearly marked as confidential, provided that the Lender may disclose any such information (a) to any party to this Agreement, (b) to any Person if reasonably necessary to the administration of the Loan Document Documents, (c) as has been publicly disclosed; (d) as may be required or appropriate in any report, statement, or testimony submitted to or required by any municipal, state, or federal regulatory body having or claiming to have jurisdiction over the Lender or any of its affiliates or submitted to or required by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, or similar organizations (whether in the United States of America or elsewhere) or their successors, (e) pursuant to any summons, subpoena, or other legal process, or in connection with any litigation, (f) in order to comply with any law, order, regulation, ruling, or other governmental requirement, (g) to any actual or proposed assignee, participant, or other transferee in connection with any other transfer or the Note, any advance under the loan, or any interest therein, provided that such assignee, participant or other transferee agrees to preserve the confidentiality of such information on substantially the same terms as those contacted in this Section, or (h) in connection with the exercise of any right or remedy by lender.

[SIGNATURE PAGE FOLLOWS]

Sincerely, INDEPENDENT BANK GROUP, INC.

By:	/s/ DAVID R. BROOKS
Name: David R. Brooks
Title: Chairman and CEO

Address for Notices: 1600 Redbud, Suite 400 McKinney, TX 75069 Fax No.: 972-562-3815 Telephone No: 972-562-3426 Attention: David R. Brooks

Accepted and agreed to: TIB-THE INDEPENDENT BANKERSBANK

By:	/s/ TANDY L. HIX
Name: Tandy L. Hix Title: Senior Vice President

Address for Notices: 350 Phelps Drive Irving, Texas 5038 Fax No.: 972-541-0554 Telephone No.: 972-650-6024 Attention: Carly Hodges

SCHEDULE 1

Debt and Liens

SCHEDULE OF OUTSTANDING DEBT
INDEPENDENT BANK GROUP, INC.
as of December 31, 2011

Independent Bank Group		Commitment		Current Balance	Maturity	Rate	Rate as of 12/31/2011	Repayment Terms	Collateral
Senior Debt (with TIB)	$	12,000,000	$	7,500,000	12/24/2016	Prime floating (4.00% floor)	4.00%	Qtrly pmts of $375K prin + interest	Outstanding common stock of Independent Bank
Subordinated Debentures:									
TIB	$	4,500,000	$	3,750,000	12/24/2016	Prime + .5% floating (4% floor)	4.00%	Qtrly interest only, then qtrly pmts of $187.5 prin beginning March 31, 2011	Unsecured/repurchase agreements with shareholders
June 2011 Offering	$	5,000,000	$	5,000,000	7/15/2018	7% fixed	7.00%	Qtrly interest only payments through 1/15/15 then 8 equal prin. pmts of $625,000 semiannually until maturity	Unsecured
Sept. 2011 Offering	$	2,730,000	$	2,730,000	9/30/2018	7% fixed	7.00%	Qtrly interest only payments through 4/15/15 then 8 equal prin. pmts of $341,125 semiannually until maturity	Unsecured
Dec. 2009 Offering	$	4,155,000	$	4,155,000	2/15/2017	7% fixed	7.00%	Qtrly interest only payments through 8/15/13 then 8 equal prin. pmts of $519,375 semiannually until maturity	Unsecured
FBI Debentures	$	2,269,700	$	1,461,235	9/30/2017	7% fixed*	7.00%	Qtrly interest + annual principal payments	Unsecured
FBI Debentures	$	15,000	$	6,429	9/30/2015	7% fixed*	7.00%	Qtrly interest + annual principal payments	Unsecured
Total Subordinated Debt	**$**	**18,669,700**	**$**	**17,102,664**					
Trust Preferred:									
IB Trust I	$	5,000,000	$	5,000,000	4/24/2033	Libor + 325 b.p.	3.67900%	Qtrly interest, principal at maturity	Unsecured
IB Trust II	$	3,000,000	$	3,000,000	4/6/2034	Libor + 285 b.p.	3.25306%	Qtrly interest, principal at maturity	Unsecured
IB Trust III	$	3,000,000	$	3,000,000	2/23/2035	Libor + 240 b.p.	2.68438%	Qtrly interest, principal at maturity	Unsecured

SCHEDULE OF OUTSTANDING DEBT
INDEPENDENT BANK GROUP, INC.
as of December 31, 2011

IB Centex Trust I	$	2,500,000	$	2,500,000	2/23/2035	Libor + 325 b.p.	3.74500%	Qtrly interest, principal at maturity	Unsecured
Total Trust Preferred	$	14,100,000	$	14,100,000					
<u>IBG Adriatica</u>									
First United Note Payable (IBG Adriatica)	$	353,411.00	$	350,104	9/15/2015	WSJ Prime floating	3.25%	Qtrly pmts of $8,051 p&I, balance at maturity	Residential property described as the Presidential Suite located in the Adriatica development
First United Note Payable (IBG Adriatica)*	$	12,187,500.00	$	10,841,942	6/28/2015	3.25% fixed thru 6/28/13 then WSJ prime floating	3.25%	Qtrly interest only, 90% of sales proceeds, balance at maturity	Approximately 27 acres of real property located in the Adriatica development in McKinney TX– guaranteed by IBG
Total Adriatica Debt	$	12,540,911	$	11,192,046					
Total Debt	$	57,310,611	$	49,894,710					

* On Oct. 1, 2012, the interest rate shall be adjusted to an annual rate equal to the Wall Street Journal Prime Rate plus 2 percent; provided however, that such adjusted rate shall not be less than 6 percent annum nor more than 9 percent.

SCHEDULE 2

Subsidiaries

Schedule 2

List of Subsidiaries

Independent Bank Group, Inc.

1.	Independent Bank, McKinney, Texas

2.	IBG Adriatica Holdings, Inc.

Independent Bank

1.	IBG Real Estate Holdings, Inc.

2.	IBG Aviation Holdings, Inc.